Exhibit 8.1

List of Significant Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction

Yao Wang Corporation Limited	Hong Kong

1 Pharmacy Technology (Shanghai) Co., Ltd.	PRC

Guangdong Yihao Pharmacy Co., Ltd.	PRC

Guangdong Yihao Pharmaceutical Chain Co., Ltd.	PRC

Wuhan Central China Drug Trading Co., Ltd.	PRC

Chongqing Yihao Pharmacy Co., Ltd.	PRC

Tianjin Yihao Pharmacy Co., Ltd.	PRC

Kunshan Yifang Pharmacy Co., Ltd.	PRC

Hubei Yihao Pharmacy Co., Ltd.	PRC

Shanxi Yaofang Pharmacy Co., Ltd.	PRC

Liaoning Yaofang Pharmacy Co., Ltd.	PRC